Enterprise Bank
2012 Variable Compensation Incentive Plan

Purpose and Objective
The 2012 Variable Compensation Incentive Plan (the Plan) incents and rewards our bank's performance and our individual performance.

Participants
Vice Presidents (VP) and above who do not participate in an individual sales incentive plan (e.g. Lender Incentive Plan, Branch Relationship Manager Incentive Plan, other sales incentive plan) are eligible to participate in this plan. Other than as described elsewhere in this plan, you must be employed on the payout date to receive a payout. If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards
You will have a target variable compensation opportunity (target percentage), which is a percentage of your regular earnings (base salary) earned in the current plan year.

Determination of Variable Compensation Payout
You will be assigned to a variable compensation incentive group (Bank wide Group; Deposit Focused Group; or Loan Quality Focused Group) based upon your position and role. All variable compensation incentive groups contain the below specific performance factors with varying associated weights (see Variable Compensation Incentive Groups, page 3).

Specific Performance Factors for all Plan Participants:

•	Net Income: 2012 Net Income

•	Deposit Growth: 2012 average low cost deposit growth

•	Loan Growth: Increase in 2012 total loan balances

•	Loan Quality: Amount charged to the provision for loan losses in 2012

The below additional factors, as a positive or negative multiplier, will be used in calculating the variable compensation incentive payout for the Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Commercial Lending Officer, Chief Banking Officer, Chief Sales and Marketing Officer, Managing Director of Enterprise Investment Advisors, Branch Administration Director, Mortgage Lending Director, Cash Management Director, Risk Management Director, Deposit Services Director, Chief Information Officer, Corporate Communications Director, Internal Audit Director, and Human Resources Director.

Additional Performance Factor:

•	Annualized revenue from net growth in investment assets managed in 2012 (annualized revenue from new assets - attrition)

•	Insurance commission revenue reported in 2012

Our bank must attain a specified level of performance in the Net Income performance factor (the “threshold”) in the current plan year for a payout to be made. If the threshold is achieved, the variable compensation pool available for variable compensation incentive payouts will be determined by overall performance of the performance factor and may also be modified at the discretion of the Compensation Committee.

Your individual performance and/or contribution for the plan year may impact your individual actual payout either positively or negatively.

Extraordinary Event
An extraordinary event, such as a windfall, compliance rating, or another unusual event, may either positively or negatively impact the Bank's financial reports.  The Compensation Committee will have discretion whether the extraordinary event will impact the payout under the Plan.

Payout Timing
The performance period is January 1 through December 31 of the current plan year. If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Retirement, Disability, or Death
If a participant retires after the age of 62 and has been employed for at least three months in the current plan year, the participant is eligible to receive a pro-rata payout upon retirement. If a participant passes away or employment ends as result of disability during the plan year, the participant or the participant's beneficiary is eligible to receive a pro-rata payout. Payouts will be based upon the participant's wages earned in the current plan year, the participant's performance, and management's estimate of year-end results at the participant's employment end date.

Clawback Provision
If the Bank's reported financial or operating results are determined to be subject to material negative restatement, the Compensation Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Performance Factor Grid Information

Variable Compensation Pool for Performance Factors
Below Threshold	At Threshold (0.50)	(0.75)	At Target (1.00)	(1.25)	(1.50)	(1.75)	At Stretch (2.00)
There will be a 0% variable compensation pool for the performance factor.	There will be a 50% variable compensation pool for the performance factor.		There will be a 100% variable compensation pool for the performance factor.				There will be a 200% variable compensation pool for the performance factor.

Performance Factor Grid for Participant Scorecard*

Variable Compensation Scorecard	Performance Factor	Weight	Threshold		Target				Stretch
			0.50	0.75	1.00	1.25	1.5	1.75	2.00
	Net Income	Refer to Groups Below	10.575M	11.075M	11.575M	12.075M	12.575M	13.075M	13.575M
	Deposit Growth		0M	9.1507M	18.30M	25.847M	33.394M	40.941M	48.488M
	Loan Growth		76.627M	97.814M	119.000M	140.186M	161.373M	182.559M	203.746M
	Loan Quality		5.8590M	5.330M	4.80M	4.270M	3.741M	3.211M	2.681M

*Department and individual performance will be considered in determining final payouts under the 2012 Variable Compensation Plan.

Additional Performance Factors Multipliers, if applicable
Annualized revenue from net growth in investment assets managed in 2012 (annualized revenue from new assets - attrition)

•	If less than $165,000, multiply actual payout percentage by 0.95

•	If between $165,000 - $230,000, multiply actual payout percentage 1

•	If more than $230,000, multiply actual payout percentage by 1.05

Insurance commission revenue reported in 2012

•	If less than $427,500, multiply actual payout percentage by 0.95

•	If between $427,500 - $522,500, multiply actual payout percentage 1

•	If more than $522,500, multiply actual payout percentage by 1.05

The final multiplier used to determine the payout will be an average of the above two multipliers.

Variable Compensation Incentive Groups

Bank wide Group	Performance Factor	Weight	Deposit Focused Group	Performance Factor	Weight
	Net Income	50%		Net Income	50%
	Deposit Growth	20%		Deposit Growth	35%
	Loan Growth	20%		Loan Growth	10%
	Loan Quality	10%		Loan Quality	5%

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